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                           NEWS RELEASE

                                   FOR IMMEDIATE RELEASE
                                   CONTACT:

                                   John Lang, PICOM
                                   (517) 347-6207

                                   Mike Marcotte, Marcotte Public
                                   Relations Counselors
                                   (248) 656-3873

                                   Steve Salman, PPTF
                                   (305) 442-8119

                                   John Hastie, PPTF
                                   (305) 442-8119


PROFESSIONALS GROUP ANNOUNCES MERGER

     Okemos, Michigan, August 15, 1997 - Professionals Insurance Company Management Group ("Professionals Group") (Nasdaq: PICM) announced today that it has signed a definitive agreement to merge its PICOM Insurance Company subsidiary with Physicians protective Trust Fund ("PPTF") of Coral Gables, Florida. PPTF is the largest provider of medical malpractice insurance for physicians and physician corporations in the State of Florida.


     Pursuant to the terms of the agreement, Professionals Group will issue shares of common stock to eligible members of PPTF in exchange for the assets and liabilities of PPTF. The number of shares to be issued will range from a minimum of 3,744,897 to a maximum of 4,299,676 based upon an average of Professionals Group common stock prior to the closing, which is expected to occur on or about January 1, 1998. As of December 31, 1996, PPTF had a GAAP book value of $102 million.

     After closing, PICOM will be renamed to reflect the combined insurance operations of PPTF and PICOM. Divisional offices will be maintained in Okemos, Michigan and Coral Gables, Florida with local sales and service offices located in Ft. Lauderdale, Orlando, Tampa and Jacksonville, Florida; Oak Brook, Illinois; Indianapolis, Indiana; and Columbus, Ohio.

     Victor T. Adamo, President and CEO of Professionals Group and PICOM stated: "The proposed merger will more than double the size of our organization and better position the company to compete in the medical malpractice insurance market of the future. Together, Professionals Group and PPTF had $800 million in assets and more than $190 million in equity at December 31, 1996. Both companies have a strong customer- oriented cultureand, with current writings in excess of $130 million, will become one of the nation's largest medical malpractice insurers."

     Adamo continued: "The addition of a large book of business in Florida and the talents of the PPTF staff will provide further geographic diversification for Professionals Group and a platform for growth in one of today's most important health care markets. The increased financial and market





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presence flowing from the combined operations present an exciting and positive development for our shareholders. From a policyholders' perspective, the proposed merger illustrates Professionals Group's continued commitment to meeting the insurance needs of the health care community."

     Steven L. Salman, President and CEO of PPTF stated: "The merger with Professionals Group will allow PPTF to continue to build on PPTF's long standing reputation in the Florida physician market while developing new products and services on a regional basis. This agreement will lead to the largest merger to date among physician-formed malpractice insurers. The combined insurance company will set the standard for our industry as it consolidates through further mergers and acquisitions. We certainly intend to be an important force in that consolidation."

     The agreement is subject to certain regulatory approvals including the approvals of the Insurance Commissioners of Florida and Michigan, and a vote of the eligible members of PPTF and a vote of the shareholders of Professionals Group.

     Professionals Insurance Company Management Group is the holding company for PICOM Insurance Company and related subsidiaries. Founded in 1980, PICOM provides professional liability insurance and reinsurance for over 7,500 professionals and institutions in the midwest including physicians, dentists, hospitals and other health care providers, lawyers and law firms.

     Physicians Protective Trust Fund, formed in 1975, is the largest writer of medical malpractice insurance for physicians and physician corporations in Florida. PPTF currently insures over 3,800 physicians throughout the State of Florida.